EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
EXPANDS OWNERSHIP BASE IN DALLAS/FORT WORTH AREA

Company Raises Earnings Per Share Guidance for Full Year 2005

Dallas, Texas (May 3, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has purchased an ownership interest in the Lewisville Surgery Center, which will continue to be owned in partnership with a group of local physicians. The Lewisville Surgery Center, which the Company has managed since its inception, is a six-room operating facility located in the Dallas/Fort Worth area.

      Commenting on the acquisition, William H. Wilcox, United Surgical Partners International’s president and chief executive officer, stated, “We are pleased to be associated with this very successful center and the prominent physicians on its medical staff.”

      The Company also announced that, due to 2005 acquisition activity to date, it was raising its earnings per share guidance for full year 2005 from the previously announced $1.48 to $1.53 to a range of $1.54 to $1.58.

      United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 87 surgical facilities. Of the Company’s 84 domestic facilities, 49 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

      The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-